Exhibit 99.1

Polished.com Provides Corporate Updates

November 02, 2022 04:15 PM Eastern Daylight Time

BROOKLYN, N.Y.--(BUSINESS WIRE)--Polished.com Inc. (NYSE: POL) (formerly known as 1847 Goedeker Inc.) (“Polished” or the “Company”), a content driven and technology enabled shopping destination for appliances, furniture and home goods in the U.S. household appliances market, today provided the following updates:

•	Focus of Previously Disclosed Internal Investigation: The investigation being carried out by the Audit Committee of the Board of Directors is focused on employment and inventory management practices. The investigation, which is supported by independent legal counsel and consultants, is focused on the time period of 2021 through the present. The Audit Committee intends to complete its accelerated, yet extensive, investigation by the end of this calendar year. If the investigation’s scope or timeline materially changes, Polished will provide a subsequent update.

•	Financial Position: As of 9/30, Polished had a cash position of approximately $26.5 million. As of the present date, Polished has not utilized any of the $40 million revolving credit facility that was established under its credit agreement disclosed on May 11, 2022.

•	Form 10-Q: Polished announced on August 15, 2022 that it filed a Form 12b-25 with the U.S. Securities and Exchange Commission (“SEC”) due to its inability to file its Form 10-Q for its second quarter of fiscal year 2022, which ended June 30, 2022. As noted in the Form 12b-25, the Audit Committee is carrying out an internal investigation regarding certain allegations made by certain former employees related to the Company’s business operations. As a result of the additional time required to complete the investigation, the Company’s process of finalizing financial statements for the second quarter could not be completed on a timely basis. As of the present date, the Company also expects that its process for finalizing financial statements for the third quarter will not be completed on a timely basis. The Company intends to finalize and file all delayed financial statements following the conclusion of the Audit Committee’s investigation or as soon as reasonably practicable.

•	Listing Status: As previously disclosed on August 25, 2022, Polished received a notice from the New York Stock Exchange (“NYSE”) that indicated because the Company did not file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (the “Form 10-Q”) on time, it is not in compliance with the continued listing requirements under the timely filing criteria established in the NYSE American Company Guide. Under Section 1007 of the NYSE American Company Guide, Polished could be granted up to 12 months to cure the later filer delinquency. An initial six-month period to regain compliance is automatic and in progress. An additional six months is only granted upon request by the Company and approval by the NYSE. The NYSE notice has no immediate impact on the listing or trading of the Company’s securities on the NYSE American. The Company intends to regain compliance with the NYSE listing standards by filing its Form 10-Q with the SEC as soon as reasonably practicable. As of the present date, there are no new updates on the Company’s listing status.

ABOUT POLISHED

Polished is raising the bar, delivering a world-class, white-glove shopping experience for home appliances. From the best product selections from top brands to exceptional customer service, we are simplifying the purchasing process and empowering consumers as we provide a polished experience, from inspiration to installation. A product expert helps customers get inspired and imagine the space they want, then shares fresh ideas, unbiased recommendations and excellent deals to suit the project's budget and style. The goal is peace of mind when it comes to new appliances. Polished perks include its "Love-It-Or-Return-It" 30-day policy, extended warranties, the ability to arrange for delivery and installation at your convenience and other special offers. Learn more at www.Polished.com.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will", "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company's current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those described more fully in the section titled "Risk Factors" of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts

Ashley Areopagita / Aaron Rabinovich
ir@polished.com